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                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF DISCREET LOGIC INC.

   The Registrant owns 100% of the outstanding voting securities of the following corporations, as of June 23, 1999, all of which are included in the Registrant's consolidated financial statements:

   Name                                          Jurisdiction of Incorporation
   ----                                          -----------------------------
   Discreet Logic Asia- Pacific Pte, Ltd.        Singapore
   Discreet Logic KK                             Japan
   Discreet Logic (Brazil) Industria e Comercio
   Ltda                                          Brazil
   Discreet Logic Europe S.A.                    Luxembourg
   Discreet Logic France SARL                    France
   Discreet Logic (UK) Ltd.                      United Kingdom
   Discreet Logic GmbH                           Germany